EXHIBIT 10.47

Summary of Certain Executive Officer and Director Compensation Arrangements

Named Executive Officer Salary and Bonus Information

The following table presents the base salaries as of February 19, 2010 of our named executive officers serving as executive officers as of December 31, 2009.

Name	Salary
Louis A. Raspino	$950,000
Brian C. Voegele	$425,000
W. Gregory Looser	$425,000
Lonnie D. Bane	$352,000
Kevin C. Robert	$355,000

Under our annual incentive compensation plan for 2010, bonuses for executive officers will be paid based on the level of achievement of specific objectives established by our Compensation Committee. The objectives under the plan for 2010 (with target weight) consist of earnings per share (25%), free cash flow (20%), operating and general and administrative expense control (15%), operating efficiency (10%), safety performance on a company-wide basis (10%) and personal performance goals (20%). Target bonuses payable for 2010 as a percentage of base salary for the persons named above are as follows: Mr. Raspino—100%; Mr. Voegele—65%; Mr. Looser—65%; Mr. Bane—60%; and Mr. Robert—60%. The maximum bonus equals two times the target bonus.

Nonemployee Director Fees

The annual retainer for the chairman of the board is $180,000 and for each other director who is not an employee of our company is $50,000.  We pay a fee of $2,000 for each board and committee meeting attended. For committee meetings, the fee is payable to all nonemployee directors participating, regardless of committee membership, except to a director who is not a member of the committee that does not receive the advance materials, if any, circulated to the committee members. In addition, the chairman of the Audit Committee receives an annual fee of $15,000; the chairman of the Compensation Committee receives an annual fee of $12,000; and the chairman of the Nominating and Corporate Governance Committee receives an annual fee of $10,000.  Directors who are employees receive no additional compensation for serving on the board of directors or its committees.